Exhibit 10.2
EXECUTIVE TRANSITION AGREEMENT
This EXECUTIVE TRANSITION AGREEMENT (hereinafter “Agreement”) is entered into by and between AutoNation, Inc., a Delaware corporation, on behalf of itself, its subsidiaries, and other corporate affiliates, and successors or assigns (collectively, “Company”), and Joseph T. Lower (hereinafter “Lower”), effective as of May 23, 2023 (the “Effective Date”). Company and Lower may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, as of May 11, 2023, Lower notified the Company of his intent to transition from his position as Executive Vice President and Chief Financial Officer of the Company to a new role with the Company as provided below, effective August 7, 2023; and
WHEREAS, the Company desires for Lower to continue to serve in the position of Executive Vice President and Chief Financial Officer and then transition to a new role with the Company as provided below, effective August 7, 2023.
NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:
1.Transition Period.
(a)Effective as of the Effective Date and continuing through the earlier of (i) August 7, 2023 and (ii) the date that a successor assumes the role of Chief Financial Officer (“CFO”) of the Company (as applicable, the “Transition Date”), Lower will (A) continue to serve in a full-time capacity as Executive Vice President and Chief Financial Officer of the Company reporting to the Company’s Chief Executive Officer, Michael Manley (the “CEO”), (B) have all of the same duties and responsibilities as applied immediately before the Effective Date, except that he shall have the option of working remotely, other than as provided below or otherwise agreed to by Lower and the Company, and (C) continue to receive his current compensation in effect as of the Effective Date plus applicable perquisites, payable in accordance with the Company’s usual payroll practices and procedures, less applicable deductions and withholdings. During this period, Lower will attend the July 2023 Board of Directors (“Board”) meetings and the 2023 Q2 Earnings Call, for which Lower will provide all usual support in the preparation of Board and earnings material.
(b)Effective as of the Transition Date and continuing through March 31, 2024 (as applicable, and as may be extended by an Extension Period (as defined below), the “Employment End Date”), Lower will (i) serve as an employee of the Company in a non-executive role reporting to the CEO in accordance with the terms of this Agreement, (ii) perform services as an advisor to the CEO and Executive Committee of the Company, with the primary responsibilities of (A) overseeing business transformation for the Company, (B) providing transition services and support to the CFO (if and to the extent requested by the CEO and incoming CFO) and acting as advisor to the CEO, (C) making himself available to address any questions or to provide input and or feedback by phone or video conference, participate in weekly or month tag ups or check in meetings, review earnings related materials and review Board materials as requested, including with respect to capital review and financial performance, and (iii) receive a base salary of $100,000 per annum, payable in accordance with the Company’s usual payroll practices and procedures, less applicable deductions and withholdings. The Agreement will automatically terminate on the Employment End Date, unless the Parties agree to extend the Agreement for one or more extension periods (each, an “Extension Period”).  It is acknowledged that any Extension Period may be subject to different terms and conditions of employment, as mutually agreed between the Parties. Lower acknowledges that the changes to his title, responsibilities and compensation have been agreed to and therefore do not trigger severance under the AutoNation, Inc. Executive Severance Plan (the “Plan”), and that as a non-executive officer he will no longer be covered under the Plan after the Transition Date.

(c)All outstanding equity awards held by Lower immediately prior to the Effective Date (the “Applicable Equity Awards”) will continue to vest on their normal schedule through the Employment End Date, so long as Lower remains employed by the Company as of the applicable vesting date. Notwithstanding the foregoing, if (i) Lower’s employment is terminated by the Company prior to March 31, 2024 for any reason other than Cause (as defined below) and (ii) Lower executes (and does not revoke) a release of claims in a standard form provided by the Company, then any Applicable Equity Awards will continue to vest through March 31, 2024.
For purposes of this agreement, “Cause” shall be mean that Lower has: (i) breached any restrictive covenant agreements between Lower and the Company after written notice to Lower and a reasonable opportunity to cure if the breach is curable; (ii) failed or refused to perform his assigned duties and responsibilities to the Company in any material respect, after written notice and a reasonable opportunity to cure, provide that where the performance of such assigned duties would be a violation of law, such failure shall not be deemed to constitute Cause hereunder; (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his duties to the Company; (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony; or (v) willfully violated any material Company policies (including the Code of Ethics Policy for Senior Officers) in any material respect. No act or failure to act on the part of the Lower shall be deemed “willful” unless done, or omitted to be done, by Lower not in good faith or without reasonable belief that Lower’s act or failure to act was in the best interests of the Company.
(d)Lower will receive a performance-based bonus for 2023 in an amount determined by the Company in accordance with past practice and taking into account (i) his salary for the portion of 2023 prior to the Transition Date, (ii) his salary for the portion of 2023 following the Transition Date, (iii) his target pay-out percentage, and (iii) the performance pay-out percentage. Any annual bonus earned will be paid at the time that such bonuses are customarily paid by the Company in the first quarter of 2024. Lower will not be eligible for an annual Company performance-based bonus for 2024 or beyond, unless otherwise determined by the Company.
(e)Lower will not be eligible for an annual equity award in 2024 or beyond, unless otherwise determined by the Company. Lower acknowledges and agrees that health and welfare employee benefits for employees generally may be added, discontinued, amended, or modified during the Transition Period in the sole discretion of Company.
(f)Lower acknowledges and agrees that on the Employment End Date, Lower’s employment with Company will terminate by reason of his resignation unless earlier terminated by reason of Lower’s death or terminated by the Company for Cause.
(g)Any expenses incurred by Lower in performing his duties under this Agreement shall be reimbursed by the Company (consistent with his current role, except that travel to and from the Corporate Office shall be reimbursable) subject to Lower’s submission of expense reports in compliance with the Company’s expense reporting practices and procedures.
2.Governing Law and Severability. Lower acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. Lower further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Florida, unless preempted by federal law, and that if any provision contained herein should be determined by any court of competent jurisdiction or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
3.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

4.Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
5.Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, other than any restrictive covenant agreements between Lower and the Company.

NOW, THEREFORE, intending to be legally bound hereby, Joseph T. Lower and AutoNation, Inc. sign this Agreement on the 23rd day of May, 2023.
ACCEPTED AND AGREED:
Joseph T. Lower
/s/ Joseph T. Lower
Signature
AutoNation, Inc.

By: /s/ C. Coleman Edmunds
    C. Coleman Edmunds
    EVP, General Counsel & Secretary